Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:	Kevin J. Goodwin Vice President & Treasurer irelations@buckeye.com (800) 422-2825

BUCKEYE PARTNERS, L.P. REPORTS RESULTS
FOR THE FOURTH QUARTER AND FULL YEAR 2016
Announces Increase in Cash Distribution

HOUSTON, February 10, 2017— Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL) today reported its financial results for the fourth quarter and full year 2016. Buckeye reported income from continuing operations for the fourth quarter of 2016 of $108.9 million compared to income from continuing operations for the fourth quarter of 2015 of $135.1 million. Adjusted EBITDA (as defined below) from continuing operations for the fourth quarter of 2016 was $255.1 million compared to $244.5 million for the fourth quarter of 2015.

Income from continuing operations attributable to Buckeye’s unitholders was $0.78 per diluted unit for the fourth quarter of 2016 compared to $1.03 per diluted unit for the fourth quarter of 2015. The diluted weighted average number of units outstanding in the fourth quarter of 2016 was 138.4 million compared to 129.7 million in the fourth quarter of 2015. The increase in weighted average number of units outstanding is attributable to the units offered to partially fund the acquisition of a 50% equity interest in VTTI B.V. (“VTTI”).

“We are pleased to report solid fourth quarter results across all of our operating segments,” said Clark C. Smith, Chairman, President and Chief Executive Officer. “Global Marine Terminals reported improved adjusted EBITDA as strong demand drove high capacity utilization across our legacy assets and the contribution of our Buckeye Texas Partners assets improved year over year despite encountering some operational issues that negatively impacted financial performance. Buckeye Merchant Services continued to benefit from effective supply chain management while delivering a record contribution to our other segments for the quarter. Domestic Pipelines and Terminals performed well for the quarter recording higher storage, pipeline transportation and terminal throughput revenue, offset by the adverse impact of the loss of a crude-by-rail contract at the end of the third quarter and compressed butane spreads in the fourth quarter of 2016.”

Distributable cash flow (as defined below) from continuing operations for the fourth quarter of 2016 was $170.7 million compared to $176.2 million for the fourth quarter of 2015. Buckeye also reported distribution coverage of 0.98 times for the fourth quarter of 2016. “The timing of the equity issuances to pre-fund the VTTI acquisition adversely impacted coverage for the quarter and the year. Distributions were declared for these units, but the acquisition did not close until the first quarter of 2017,” commented Mr. Smith.

Cash Distribution. Buckeye also announced today that its general partner declared a cash distribution of $1.2375 per limited partner unit (“LP Unit”) for the quarter ended December 31, 2016. The distribution will be payable on February 28, 2017 to unitholders of record on February 21, 2017. This cash distribution represents a 4.2 percent increase over the $1.1875 per LP Unit distribution declared for the fourth quarter of 2015. Buckeye has paid cash distributions in each quarter since its formation in 1986.

Full Year Results. For 2016, Buckeye reported income from continuing operations of $548.7 million compared to income from continuing operations for 2015 of $438.4 million.

Income from continuing operations attributable to Buckeye's unitholders was $4.03 per diluted unit for 2016 compared to $3.41 per diluted unit for 2015. The diluted weighted average number of units outstanding for 2016 was 132.9 million compared to 128.6 million for 2015.

Adjusted EBITDA from continuing operations during 2016 was $1,028.0 million compared to $868.1 million for 2015. Distributable cash flow from continuing operations for 2016 was $726.6 million compared to $612.4 million for 2015. Buckeye reported distribution coverage of 1.09 times for 2016 compared to 1.02 times in 2015.

“As we enter 2017, we will begin to realize the contribution from our 2016 capital investments, which were nearly $1.5 billion,” said Mr. Smith. “The most significant contribution will be driven by our 50% equity interest in VTTI, which will be immediately accretive to earnings. This acquisition provides us a platform to access the growing international terminalling and storage markets. We also expect to benefit from the completion of the Michigan/Ohio expansion project along with several other smaller projects across our asset footprint. The contribution from these investments combined with the underlying strength of our diversified asset portfolio position us to continue to increase our quarterly distribution by $0.0125 per quarter for the remainder of 2017.”

Conference Call. Buckeye will host a conference call with members of executive management tomorrow, February 10, 2017, at 11:00 a.m. Eastern Time. To access the live webcast of the call, go to http://edge.media-server.com/m/p/xuvwsapk ten minutes prior to its start. Interested parties may participate in the call by dialing 877-870-9226 and entering the conference ID 49754153. A replay will be archived and available at this link through March 10, 2017, and the replay also may be accessed by dialing 800-585-8367 and entering the conference ID 49754153.

About Buckeye Partners, L.P.

Buckeye Partners, L.P. (NYSE: BPL) is a publicly traded master limited partnership and owns and operates a diversified network of integrated assets providing midstream logistic solutions, primarily consisting of the transportation, storage, processing and marketing of liquid petroleum products. Buckeye is one of the largest independent liquid petroleum products pipeline operators in the United States in terms of volumes delivered, with approximately 6,000 miles of pipeline. Buckeye also uses its service expertise to operate and/or maintain third-party pipelines and perform certain engineering and construction services for its customers. Additionally, Buckeye is one of the largest independent terminalling and storage operators in the United States in terms of capacity available for service. Buckeye’s terminal network comprises more than 120 liquid petroleum products terminals with aggregate storage capacity of over 115 million barrels across our portfolio of pipelines, inland terminals and marine terminals located primarily in the East Coast, Midwest and Gulf Coast regions of the United States and in the Caribbean. Buckeye’s network of marine terminals enables it to facilitate global flows of crude oil and refined petroleum products, offering its customers connectivity between supply areas and market centers through some of the world’s most important bulk storage and blending hubs. Buckeye’s flagship marine terminal in The Bahamas, Buckeye Bahamas Hub, is one of the largest marine crude oil and refined petroleum products storage facilities in the world and provides an array of logistics and blending services for the global flow of petroleum products. Buckeye’s Gulf Coast regional hub, Buckeye Texas Partners, offers world-class marine terminalling, storage and processing capabilities. Buckeye is also a wholesale distributor of refined petroleum products in areas served by its pipelines and terminals. Buckeye’s recent acquisition of a 50% equity interest in VTTI B.V. expands its international presence with premier storage and marine terminalling services for petroleum products in key global energy hubs, including Northwest Europe, the United Arab Emirates and Singapore. More information concerning Buckeye can be found at www.buckeye.com.

* * * * *
Adjusted EBITDA and distributable cash flow are measures not defined by GAAP. We define Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization, further adjusted to exclude certain non-cash items, such as non-cash compensation expense; transaction and transitions costs associated with acquisitions; and certain other operating expense or income items, reflected in net income, that we do not believe are indicative of our core operating performance results and business outlook. We define distributable cash flow as Adjusted EBITDA less cash interest expense, cash income tax expense, and maintenance capital expenditures. Adjusted EBITDA and distributable cash flow are non-GAAP financial measures that are used by our senior management, including our Chief Executive Officer to assess the operating performance of our business and optimize resource allocation. We use Adjusted EBITDA as a primary measure to: (i) evaluate our consolidated operating performance and the operating performance of our business segments; (ii) allocate resources and capital to business segments; (iii) evaluate the viability of proposed projects; and (iv) determine overall rates of return on alternative investment opportunities. We use distributable cash flow as a performance metric to compare cash generating performance of Buckeye from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. Distributable cash flow is not intended to be a liquidity measure.

Buckeye believes that investors benefit from having access to the same financial measures used by senior management and that these measures are useful to investors because they aid in comparing Buckeye’s operating performance with that of other companies with similar operations. The Adjusted EBITDA and distributable cash flow data presented by Buckeye may not be comparable to similarly titled measures at other companies because these items may be defined differently by other companies. Please see the attached reconciliations of each of Adjusted EBITDA and distributable cash flow to income from continuing operations.
* * * * *
This press release includes forward-looking statements that we believe to be reasonable as of today’s date. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond our control.  Among the forward-looking statements set forth in this press release are statements regarding our expectation of increasing quarterly distributions in the future. These statements are subject to, among other risks, (i) changes in federal, state, local, and foreign laws or regulations to which we are subject, including those governing pipeline tariff rates and those that permit the treatment of us as a partnership for federal income tax purposes, (ii) terrorism and other security risks, including cyber risk, adverse weather conditions, including hurricanes, environmental releases, and natural disasters, (iii) changes in the marketplace for our products or services, such as increased competition, changes in product flows, better energy efficiency, or general reductions in demand, (iv) adverse regional, national, or international economic conditions, adverse capital market conditions, and adverse political developments, (v) shutdowns or interruptions at our pipeline, terminalling, storage, and processing assets or at the source points for the products we transport, store, or sell, (vi) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (vii) volatility in the price of liquid petroleum products, (viii) nonpayment or nonperformance by our customers, (ix) our ability to integrate acquired assets with our existing assets and to realize anticipated cost savings and other efficiencies and benefits, (x) our ability to realize the expected benefits of our investment in VTTI and (xi) our ability to successfully complete our organic growth projects and to realize the anticipated financial benefits.  You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2015 and our most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, for a more extensive list of factors that could affect results.  We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date except as required by law.

* * * * *
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Buckeye’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  Accordingly, Buckeye’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

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BUCKEYE PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenue:
Product sales	$508,060	$446,868	$1,594,240	$2,028,323
Transportation, storage and other services	415,995	393,299	1,654,136	1,425,111
Total revenue	924,055	840,167	3,248,376	3,453,434

Costs and expenses:
Cost of product sales	500,207	433,452	1,549,522	1,965,844
Operating expenses	177,571	147,874	629,942	573,368
Depreciation and amortization	66,439	57,074	254,659	221,278
General and administrative	22,361	24,032	86,098	88,828
Other operating expense (income)	513	—	(5,187)	—
Total costs and expenses	767,091	662,432	2,515,034	2,849,318
Operating income	156,964	177,735	733,342	604,116

Other income (expense):
Earnings from equity investments	3,077	1,831	11,536	6,381
Interest and debt expense	(50,829)	(44,233)	(194,922)	(171,330)
Other income (expense)	281	(82)	179	98
Total other expense, net	(47,471)	(42,484)	(183,207)	(164,851)

Income from continuing operations before taxes	109,493	135,251	550,135	439,265
Income tax expense	(564)	(154)	(1,460)	(874)
Income from continuing operations	108,929	135,097	548,675	438,391
Loss from discontinued operations	—	—	—	(857)
Net income	108,929	135,097	548,675	437,534
Less: Net income attributable to noncontrolling interests	(1,264)	(1,105)	(13,067)	(311)
Net income attributable to Buckeye Partners, L.P.	$107,665	$133,992	$535,608	$437,223

Basic earnings (loss) per unit attributable to Buckeye Partners, L.P.:
Continuing operations	$0.78	$1.04	$4.05	$3.42
Discontinued operations	—	—	—	(0.01)
Total	$0.78	$1.04	$4.05	$3.41

Diluted earnings (loss) per unit attributable to Buckeye Partners, L.P.:
Continuing operations	$0.78	$1.03	$4.03	$3.41
Discontinued operations	—	—	—	(0.01)
Total	$0.78	$1.03	$4.03	$3.40

Weighted average units outstanding:
Basic	137,613	129,157	132,242	128,084
Diluted	138,440	129,730	132,927	128,617

 BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenue:
Domestic Pipelines & Terminals (1)	$258,728	$262,443	$1,011,696	$966,749
Global Marine Terminals	161,812	141,566	671,465	514,301
Merchant Services	518,729	451,243	1,621,915	2,037,664
Intersegment	(15,214)	(15,085)	(56,700)	(65,280)
Total revenue	$924,055	$840,167	$3,248,376	$3,453,434

Total costs and expenses: (2)
Domestic Pipelines & Terminals	$140,297	$146,869	$550,394	$562,602
Global Marine Terminals	129,469	85,351	423,689	328,768
Merchant Services	512,539	445,297	1,597,651	2,023,228
Intersegment	(15,214)	(15,085)	(56,700)	(65,280)
Total costs and expenses	$767,091	$662,432	$2,515,034	$2,849,318

Depreciation and amortization:
Domestic Pipelines & Terminals	$23,009	$21,698	$87,092	$79,707
Global Marine Terminals	42,114	34,021	162,438	136,453
Merchant Services	1,316	1,355	5,129	5,118
Total depreciation and amortization	$66,439	$57,074	$254,659	$221,278

Operating income:
Domestic Pipelines & Terminals	$118,431	$115,574	$461,302	$404,147
Global Marine Terminals	32,343	56,215	247,776	185,533
Merchant Services	6,190	5,946	24,264	14,436
Total operating income	$156,964	$177,735	$733,342	$604,116

Adjusted EBITDA from continuing operations:
Domestic Pipelines & Terminals	$145,160	$146,154	$568,405	$522,196
Global Marine Terminals	101,519	90,124	427,229	323,840
Merchant Services	8,463	8,229	32,372	22,026
Adjusted EBITDA from continuing operations	$255,142	$244,507	$1,028,006	$868,062

Capital expenditures: (3)
Domestic Pipelines & Terminals	$78,179	$66,827	$294,849	$218,283
Global Marine Terminals	28,065	94,331	191,422	375,267
Merchant Services	—	210	45	970
Total capital expenditures	$106,244	$161,368	$486,316	$594,520

Summary of capital expenditures: (3)
Maintenance capital expenditures	$45,150	$27,474	$129,691	$99,617
Expansion and cost reduction	61,094	133,894	356,625	494,903
Total capital expenditures	$106,244	$161,368	$486,316	$594,520

	December 31,
	2016	2015
Key Balance Sheet Information:
Cash and cash equivalents	$640,340	$4,881
Long-term debt, total (4)	4,217,695	3,732,824
_______________________________

(1)	Amounts include reductions in revenue of $15.2 million for the year ended December 31, 2015 related to settlement of a Federal Energy Regulatory Commission (“FERC”) proceeding.

(2)	Includes depreciation and amortization.

(3)
Amounts exclude the impact of accruals. On an accrual basis, the additions to property, plant and equipment related to expansion and cost reduction projects were $74.9 million and $112.8 million for the three months ended December 31, 2016 and 2015, respectively, and $327.7 million and $516.5 million for the years ended December 31, 2016 and 2015, respectively.

(4)	The Buckeye Partners, L.P. Credit Facility had no outstanding balance as of December 31, 2016.

BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA - Continued
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Domestic Pipelines & Terminals (average bpd in thousands):
Pipelines:
Gasoline	745.3	721.7	759.6	735.9
Jet fuel	350.5	354.0	361.1	358.9
Middle distillates (1)	319.4	326.9	289.4	337.4
Other products (2)	12.7	17.8	16.9	28.5
Total throughput	1,427.9	1,420.4	1,427.0	1,460.7
Terminals:
Throughput (3)	1,238.8	1,187.6	1,238.4	1,215.4

Pipeline average tariff (cents/bbl)	87.5	84.2	85.9	83.7

Global Marine Terminals (percent of capacity):
Average capacity utilization rate (4)	99%	98%	99%	96%

Merchant Services (in millions of gallons):
Sales volumes	327.2	312.9	1,179.7	1,215.0
_________________________
(1) Includes diesel fuel and heating oil.
(2) Includes liquefied petroleum gas, intermediate petroleum products and crude oil.
(3) Includes throughput of two underground propane storage caverns.
(4) Represents the ratio of contracted capacity to capacity available to be contracted.  Based on total capacity (i.e., including out of service capacity), average capacity utilization rates are approximately 94% and 89% for the three months ended December 31, 2016 and 2015, respectively, and approximately 92% and 85% for the years ended December 31, 2016 and 2015, respectively.

BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA
Non-GAAP Reconciliations
(In thousands, except coverage ratio)
(Unaudited)

		Three Months Ended December 31,		Year Ended December 31,
		2016	2015	2016	2015
Income from continuing operations		$108,929	$135,097	$548,675	$438,391
Less:	Net income attributable to noncontrolling interests	(1,264)	(1,105)	(13,067)	(311)
Income from continuing operations attributable to Buckeye Partners, L.P.		107,665	133,992	535,608	438,080
Add:	Interest and debt expense	50,829	44,233	194,922	171,330
	Income tax expense	564	154	1,460	874
	Depreciation and amortization (1)	66,439	57,074	254,659	221,278
	Non-cash unit-based compensation expense	10,432	11,637	33,344	29,215
	Acquisition and transition expense (2)	7,717	185	8,196	3,127
	Litigation contingency accrual (3)	—	—	—	15,229
	Hurricane-related costs (4)	16,795	—	16,795	—
Less:	Amortization of unfavorable storage contracts (5)	—	(2,768)	(5,979)	(11,071)
	Gains on property damage recoveries (6)	—	—	(5,700)	—
	Gain on sale of ammonia pipeline	(5,299)	—	(5,299)	—
Adjusted EBITDA from continuing operations		$255,142	$244,507	$1,028,006	$868,062
Less:	Interest and debt expense, excluding amortization of deferred financing costs, debt discounts and other	(46,531)	(40,019)	(177,996)	(154,469)
	Income tax benefit (expense), excluding non-cash taxes	1,172	(816)	276	(1,536)
	Maintenance capital expenditures (7)	(45,150)	(27,474)	(129,691)	(99,617)
Add:	Hurricane-related maintenance capital expenditures (8)	6,054	—	6,054	—
Distributable cash flow from continuing operations		$170,687	$176,198	$726,649	$612,440

Distributions for coverage ratio (9)		$174,397	$154,402	$664,198	$603,153

Coverage ratio from continuing operations		0.98	1.14	1.09	1.02
_________________________

(1)
Includes 100% of the depreciation and amortization expense of $19.2 million and $14.6 million for Buckeye Texas Partners LLC for the three months ended December 31, 2016 and 2015, respectively, and $71.7 million and $49.3 million for the years ended December 31, 2016 and 2015, respectively.

(2)	Represents transaction, internal and third-party costs related to asset acquisition and integration.

(3)	Represents reductions in revenue related to settlement of a FERC proceeding.

(4)
Represents costs incurred at our BBH facility as a result of Hurricane Matthew, which occurred in October 2016, consisting of $11.0 million of operating expenses and a $5.8 million write-off of damaged long-lived assets for the three months ended December 31, 2016.

(5)	Represents amortization of negative fair value allocated to certain unfavorable storage contracts acquired in connection with the BBH acquisition.

(6)	Represents recoveries of property damages caused by third parties, primarily related to an allision with a ship dock at our terminal located in Pennsauken, New Jersey.

(7)	Represents expenditures that maintain the operating, safety and/or earnings capacity of our existing assets, including hurricane-related expenditures.

(8)	Represents expenditures to repair or replace long-lived assets damaged as a result of Hurricane Matthew.

(9)
Represents cash distributions declared for LP Units outstanding as of each respective period.  Amount for 2016 reflects actual cash distributions paid on LP Units for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016 and estimated cash distributions for LP Units for the quarter ended December 31, 2016 based on LP Units outstanding as of December 31, 2016.